UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

JPMorgan Chase & Co. 270 Park Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/400th interest in a share of 6.125% Non-Cumulative Preferred Stock, Series Y	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-191692

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 57,200,000 depositary shares (the “Depositary Shares”), each representing a 1/400th interest in a share of JPMorgan Chase & Co.’s 6.125% Non-Cumulative Preferred Stock, Series Y, $1 par value and with a liquidation preference of $10,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). The terms of the Preferred Stock and the Depositary Shares are described in the prospectus, dated October 11, 2013, as supplemented by the prospectus supplement, dated February 5, 2015 (relating to the offering of 55,200,000 Depositary Shares) and February 10, 2015 (relating to the offering of an additional 2,000,000 Depositary Shares) (collectively, the “Prospectus”) under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares”. Such information, as it may hereafter be amended or supplemented and filed as part of an amendment to the Registration Statement on Form S-3 (File No. 333-191692) of which the Prospectus forms a part or otherwise pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

3.1	Restated Certificate of Incorporation of JPMorgan Chase & Co., effective April 5, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on April 7, 2006).

3.2	Amendment to the Restated Certificate of Incorporation of JPMorgan Chase & Co., effective June 7, 2013 (incorporated by reference to Appendix F to the Proxy Statement on Schedule 14A of JPMorgan Chase & Co. (File No. 1-5805), filed on April 10, 2013.

3.3	Certificate of Designations, Powers, Preferences and Rights of JPMorgan Chase & Co., establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 12, 2015).

3.4	By-Laws of JPMorgan Chase & Co., effective June 7, 2013 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805) filed on June 10, 2013).

4.1	Form of certificate representing the Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 12, 2015).

4.2	Deposit Agreement, dated February 12, 2015, among JPMorgan Chase & Co., Computershare Inc, as depositary, and the holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of JPMorgan Chase & Co. (File No. 1-5805), filed on February 12, 2015).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 12, 2015

JPMORGAN CHASE & CO.

By:	/s/ Anthony J. Horan
Name:	Anthony J. Horan
Title:	Corporate Secretary